QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES

Name	Country of Incorporation	Percentage Interest/ Voting Power
Pearson Education Inc.	United States	100%
Pearson Education Ltd	England and Wales	100%
NCS Pearson Inc.	United States	100%
Pearson Longman Inc.	United States	100%
Pearson Education Holdings Inc.	United States	100%
PN Holdings Inc.	United States	100%
The Financial Times Limited	England and Wales	100%
Financial Times Business Ltd	England and Wales	100%
Interactive Data Corporation	United States	60%
Recoletos Grupo de Comunicacion SA	Spain	79%
Les Echos SA	France	100%
Penguin Putnam Inc.	United States	100%
The Penguin Publishing Co Ltd	England and Wales	100%
Dorling Kindersley Holdings Ltd	England and Wales	100%
Pearson Inc.	United States	100%
Pearson Holdings Inc.	England and Wales	100%
Pearson Overseas Holdings Ltd	England and Wales	100%
Pearson International Finance Ltd	England and Wales	100%
West Thurrock Estates Ltd	England and Wales	100%
Pearson Capital Company LLC	United States	100%
Pearson Finance Partnership (Bermuda)	Bermuda	100%
Testchange Ltd	England and Wales	100%
Pearson Netherlands BV	Netherlands	100%
Pearson AG	Switzerland	100%

QuickLinks

  Exhibit 8.1
LIST OF SIGNIFICANT SUBSIDIARIES